EXECUTION

SMF SUBSEQUENT SALES AGREEMENT

SMF SUBSEQUENT SALES AGREEMENT, dated March 31, 2003, among Saxon Asset Securities Company, a Virginia corporation (“SAXON”), Saxon Merrill Facility, Inc., a Virginia corporation (“SMF”), and Saxon Mortgage, Inc. (the “Diligence Agent”), and acknowledged by Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

RECITALS

1.

Schedule I attached hereto and made a part hereof lists a pool of one-to-four family, fully amortizing and balloon, mortgage loans (collectively, the “Subsequent Mortgage Loans”) currently owned by SMF that SMF desires to sell to SAXON.

2.

SAXON desires to purchase the Subsequent Mortgage Loans and intends immediately thereafter to transfer the Subsequent Mortgage Loans to Saxon Asset Securities Trust 2003-1 (the “Trust”) established pursuant to a pooling and servicing agreement (the “Pooling and Servicing Agreement”), dated as of March 1, 2003, among SAXON, as depositor, Saxon Mortgage, Inc., as master servicer (the “Master Servicer”), Saxon Mortgage Services, Inc., as servicer (the “Servicer”), and the Trustee.

3.

The Diligence Agent, by and through its officers, employees, agents, representatives and affiliates, has specialized expertise in conducting diligence reviews of pools of mortgage loans, and SMF has engaged the Diligence Agent to re-underwrite the Subsequent Mortgage Loans in order to determine compliance with the representations and warranties set forth in Exhibit B attached hereto.

4.

Capitalized terms used and not defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein made and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.  Sale and Purchase of Subsequent Mortgage Loans.

(a)

Subject to the terms and conditions of this Agreement, SMF agrees to sell, and SAXON agrees to purchase, on March 31, 2003 (the “Subsequent Closing Date”), the Subsequent Mortgage Loans having an aggregate principal balance as of April 1, 2003 (the “Subsequent Cut Off Date”), of approximately $684,245.01.

(b)

SMF and SAXON have agreed upon which of the mortgage loans owned by SMF are to be purchased by SAXON pursuant to this Agreement, and SMF has prepared, or has provided information to SAXON enabling SAXON to prepare the schedule attached hereto as Schedule I, setting forth information with respect to the Subsequent Mortgage Loans to be purchased by SAXON as of the Subsequent Closing Date.

(c)

The sale of the Subsequent Mortgage Loans shall be effected pursuant to a Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”).

SECTION 2.  Purchase Price of Subsequent Mortgage Loans.

(a)

On the Subsequent Closing Date, as full consideration for SMF’s sale of the Subsequent Mortgage Loans to SAXON, SAXON will deliver to SMF cash in an amount that shall be set out in the related Bill of Sale.

(b)

SAXON or any assignee or transferee of SAXON (which may include the Trustee (or its Custodian) acting on behalf of the Certificateholders) shall be entitled to all Scheduled Payments due after the Subsequent Cut Off Date, and all curtailments or other principal prepayments received with respect to the Subsequent Mortgage Loans paid by the Borrower after the Subsequent Cut Off Date, except that SAXON or any assignee or transferee of SAXON will not be entitled to any Curtailments or other prepayments received after the Subsequent Cut Off Date but reflected in the aggregate Stated Principal Balance of the  Subsequent Mortgage Loans on the Subsequent Cut Off Date.  All Scheduled Payments due on or before the Subsequent Cut Off Date and collected on or after the Subsequent Cut Off Date shall belong to SMF.

(c)

SAXON will transfer and assign all its right, title and interest in and to the Subsequent Mortgage Loans to the Trustee (or its Custodian) for the benefit of the Certificateholders.

SECTION 3.  Transfer of the Subsequent Mortgage Loans.

(a)

Mortgage File.  For purposes of this Agreement, the “Mortgage File” will be as defined in the Pooling and Servicing Agreement.

(b)

Transfer of Ownership.  Upon the sale of any Subsequent Mortgage Loans, the ownership of each Mortgage Loan Document with respect thereto shall be vested in SAXON, and the ownership of all other records and documents with respect thereto prepared by or which come into the possession of SMF shall immediately vest in SAXON.  SMF shall promptly deliver to the Custodian (as defined below) or the Trustee, as appropriate, any documents that come into its possession with respect to such Subsequent Mortgage Loans following such sale.  Prior to such delivery, SMF shall hold any such documents for the benefit of SAXON, its successors and assigns.

(c)

Delivery of Mortgage Loan Files.  Not later than two Business Days prior to the Subsequent Closing Date, SMF shall deliver to Deutsche Bank Trust Company Americas, as custodian (the "Custodian"), each of the Mortgage Loan Documents required to be included in the Mortgage File.  The Mortgage Note for each such Subsequent Mortgage Loan shall be endorsed to the Trustee or Custodian or in blank, and the Security Instrument for each such Subsequent Mortgage Loan shall either name the Custodian as mortgagee or beneficiary, as appropriate, or be assigned to the Trustee or Custodian or in blank.  Each such endorsement and assignment shall be substantially in the form set forth in the Custody Agreement.

Prior to the transfer and sale of any Subsequent Mortgage Loans, the Mortgage Loan Documents delivered to the Custodian shall be held by the Custodian for the benefit of SMF and the possession by the Custodian of such Mortgage Loan Documents will be at the will of SMF and will be in a custodial capacity only.  Following the transfer and sale of any Subsequent Mortgage Loans from SMF to SAXON in accordance with the terms and upon satisfaction of the conditions of this Agreement, the Custodian will hold all Mortgage Loan Documents delivered to it hereunder for the benefit of SAXON, as its agent and bailee.  The Custodian, who will also act as the Trustee, will act as a custodian for the receipt and custody of all Mortgage Files, and, after the transfer of any Subsequent Mortgage Loans from SAXON to the Trust, the Custodian will hold all Mortgage Loan Documents delivered to it hereunder for the benefit of the Trustee on behalf of the Certificateholders.

(d)

Examination of Mortgage Loan Documents:  Acceptance of Mortgage Loans.  Prior to the Subsequent Closing Date, SMF shall either (i) deliver to SAXON or its designee in escrow, for examination, the Mortgage Loan Documents pertaining to each Subsequent Mortgage Loan then being sold by it or (ii) make such Mortgage Loan Documents available to SAXON or its designee for examination at SMF’s offices or at such other place as SMF shall specify.  SAXON, the Custodian, or a designee of either entity may review the Mortgage Loan Documents to verify that all documents required to be included in each Mortgage File (as such term has been defined in the Pooling and Servicing Agreement) are so included.

Prior to the Subsequent Closing Date, the Custodian shall review the documents delivered pursuant to Section 3(c) hereof to ascertain that, as to each Subsequent Mortgage Loan listed on Schedule I, (i) all documents required to be delivered by SMF pursuant to Section 3(c) have been received, (ii) such documents appear regular on their face and relate to such Subsequent Mortgage Loan and (iii) the information on Schedule I accurately reflects the information set forth in the corresponding Mortgage File, to the extent required by Section 2.1 of the Pooling and Servicing Agreement.  An additional review shall be conducted by the Custodian or its designee prior to the first anniversary of the Subsequent Closing Date to determine that all Mortgage Loan Documents required to be included in the Mortgage File are included therein.  If at any time SAXON or the Trustee (or its Custodian) discovers or receives notice that any Mortgage Loan Document is missing or defective in any material respect with respect to any Subsequent Mortgage Loan, SMF shall correct or cure any such omission or defect or, if such omission or defect materially impairs the value of the Subsequent Mortgage Loan, the Diligence Agent shall repurchase the defective Subsequent Mortgage Loan or substitute for such defective Subsequent Mortgage Loan a Substitute Mortgage Loan in accordance with and if permitted by the terms of Section 8 hereof.  At the time of such repurchase or substitution, the Custodian shall release documents in its possession relating to such Subsequent Mortgage Loan to the Diligence Agent.  The fact that SAXON, the Trustee or a designee of either entity has conducted or has failed to conduct any partial or complete examination of the Mortgage Loan Documents prior to the Subsequent Closing Date shall not affect the rights of SAXON (or any assignee or successor thereof) to demand repurchase or other relief as provided herein.

(e)

Recordation of Assignments of Security Instrument.  Subject to the sale of the Subsequent Mortgage Loans by SMF to SAXON, SAXON hereby authorizes and instructs SMF and SMF hereby agrees, with respect to each Subsequent Mortgage Loan transferred by SMF to SAXON, to record all Assignments required to be contained in the Mortgage File pursuant to Section 2.1 of the Pooling and Servicing Agreement in the public recording office for the jurisdiction in which the related Mortgaged Property is located if not previously recorded, as evidenced in the manner provided in Section (30) of Exhibit B hereto.  All recording fees relating to the recordation of the Assignments as described above shall be paid by SMF.  If the Trustee does not receive, within the time specified in the Pooling and Servicing Agreement, evidence satisfactory to it of such recording with respect to any Subsequent Mortgage Loan or, in the alternative, an Opinion of Counsel acceptable to SAXON and the Rating Agencies, to the effect that such recording is not required to protect the right, title and interest of the Trustee in any such Subsequent Mortgage Loan, the Diligence Agent shall, in cooperation with the Trustee, correct or cure any such omission or repurchase the affected Subsequent Mortgage Loan within 90 days of such demand which demand is made within the time specified in the Pooling and Servicing Agreement (including any such extensions provided for therein).

SECTION 4.  Representations and Warranties of SMF.  SMF hereby represents and warrants to SAXON as follows:

(a)

SMF has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business and in good standing under the laws of each jurisdiction that requires such qualification wherein it owns or leases any material properties (except where the failure so to qualify would not have a material adverse effect on it).  SMF has the full corporate power and authority to own its properties and conduct its business as currently conducted.

(b)

SMF has the full power, authority (corporate and other) and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement.

(c)

This Agreement has been duly and validly authorized, executed and delivered by SMF and (assuming the due authorization, execution and delivery hereof by SAXON) constitutes the valid, legal and binding agreement of SMF, enforceable in accordance with its terms, subject to bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium and other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law and except that the provisions of indemnity contained herein may be unenforceable as against public policy.

(d)

No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required, under federal laws or the laws of the Commonwealth of Virginia, for the execution, delivery and performance of or compliance by SMF with this Agreement or the consummation by SMF of the transactions contemplated hereby.

(e)

Neither the execution and delivery of this Agreement by SMF, nor the consummation by SMF of the transactions herein contemplated, nor compliance with the provisions hereof by SMF, will (i) conflict with or result in a breach of, or constitute a default under, any of the provisions of SMF’s charter or by-laws, or any law, governmental rule or regulation, or any judgment, decree or order binding on SMF or any of its properties, or any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which SMF is a party or by which it is bound or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties.

(f)

There is no litigation pending or, to SMF’s knowledge, threatened against SMF that would reasonably be expected to affect adversely the execution, delivery, performance or enforceability of this Agreement.

SECTION 5.  Representations and Warranties of SAXON.  SAXON hereby represents and warrants SMF as follows:

(a)

SAXON is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Virginia.

(b)

SAXON has the full power, authority (corporate and other) and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement.

(c)

This Agreement has been duly and validly authorized, executed and delivered by SAXON and (assuming the due authorization, execution and delivery thereof by SMF) constitutes the valid, legal and binding agreement of SAXON, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting creditors’ rights generally, and to general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law.

(d)

No consent, approval, authorization or order of or registration of filing with, or notice to, any governmental authority or court is required, under federal laws or the laws of the Commonwealth of Virginia, for the execution, delivery and performance of or compliance by SAXON with this Agreement or the consummation by SAXON of any other transaction contemplated hereby, except such as may be required and have been obtained pursuant to state “blue sky” laws.

(e)

Neither the execution and delivery of this Agreement by SAXON, nor the consummation by SAXON of the transactions hereby contemplated, nor compliance with the provisions hereof by SAXON, will (i) conflict with or result in a breach of, or constitute a default under, any of the provisions of SAXON’s articles of incorporation or by-laws, or any law, governmental rule or regulation, or any judgment, decree or order binding on SAXON or any of its properties, or any of the provisions of any contract or other instrument to which SAXON is a party or by which it is bound or (ii) result in the creation or imposition of any lien, charge or encumbrance on any of its properties.

(f)

There is no litigation pending or, to SAXON’s knowledge, threatened against SAXON that would reasonably be expected to affect adversely the execution, delivery, performance or enforceability of this Agreement.

SECTION 6.  Covenants of SMF.  SMF hereby covenants with SAXON as follows:

(a)

On or before the Subsequent Closing Date, SMF shall take all steps required of it to effectuate the transfer of the Subsequent Mortgage Loans to the Trustee, as transferee of SAXON, free and clear of any lien, charge, or encumbrance.

(b)

For federal income tax purposes, SMF will treat the transfer of the Subsequent Mortgage Loans as a sale.

SECTION 7.  Conditions to Obligation of SAXON.  The obligation of SAXON hereunder to purchase the Subsequent Mortgage Loans is subject to:

(a)

The representations and warranties of SMF under this Agreement shall be accurate in all material respects as of the Subsequent Closing Date, and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(i)

SMF shall have delivered to SAXON a Bill of Sale substantially in the form of Exhibit A hereto;

(ii)

SMF shall have delivered to the Trustee or the Custodian, in escrow, all documents (including, without limitation, the Security Instrument assigned by SMF in blank or to the Trustee or Custodian and the Mortgage Note endorsed in blank or to the Trustee or Custodian with respect to each Subsequent Mortgage Loan) required to be delivered hereunder and shall have released its interest therein to SAXON or its designee;

(b)

All other terms and conditions of this Agreement shall have been complied with;

SECTION 8.  Obligations of Diligence Agent.

(a)

The Diligence Agent hereby represents and warrants to SAXON that each of the representations and warranties set forth in Exhibit B hereto is true and correct with respect to the Subsequent Mortgage Loans.

(b)

Each of the representations and warranties of the Diligence Agent contained herein shall survive the purchase by SAXON of any of the Subsequent Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement or the Pooling and Servicing Agreement.  The representations and warranties shall not be impaired by any review and examination of Mortgage Loan Documents or other documents evidencing or relating to the Subsequent Mortgage Loans or any failure on the part of SAXON to review or examine such documents and shall inure to the benefit of the Trustee (as the assignee of SAXON) for the benefit of the Certificateholders, the Master Servicer and the Custodian.  With respect to the representations and warranties contained herein, which are made to the best of SMF’s or the Diligence Agent’s knowledge or as to which SMF or the Diligence Agent has no knowledge, if it is discovered by SMF, the Diligence Agent, SAXON, the Custodian or the Trustee that the substance of any such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Subsequent Mortgage Loan, then notwithstanding SMF’s or the Diligence Agent’s knowledge or lack of knowledge with respect to the inaccuracy of such representation and warranty at the time it was made, the Diligence Agent shall take the action described in the following paragraph in respect of such Subsequent Mortgage Loan.

(c)

Upon discovery or receipt of notice by the Diligence Agent, SAXON, the Trustee, the Master Servicer or the Custodian of any missing or materially defective document in any Mortgage File, or a breach of any of the Diligence Agent’s representations and warranties set forth in Section 8(a) hereof with respect to any Subsequent Mortgage Loan, or a default in the performance of any of the covenants or other obligations of the Diligence Agent under this Agreement, which in any of the foregoing cases materially and adversely affects the value of any Subsequent Mortgage Loan or the interest therein of SAXON, the Trustee, the Custodian or the Master Servicer or causes a Qualification Defect (as defined below), the party discovering or receiving notice of such missing or materially defective document, breach, or default shall give prompt written notice to the others.  A “Qualification Defect” with respect to a Subsequent Mortgage Loan shall mean (i) a defective document in the Mortgage File, (ii) the absence of a document in the Mortgage File, or (iii) the breach of any representation, warranty or covenant with respect to a Subsequent Mortgage Loan made by the Diligence Agent, the Servicer or SAXON, but only if the affected Subsequent Mortgage Loan would cease to qualify as a “qualified mortgage” for purposes of the REMIC Provisions.    Upon its discovery or its receipt of notice of any such missing or materially defective document, breach or default (the “Defect Discovery Date”), the Diligence Agent shall either (a), within 90 days of discovery or receipt of such notice, provide the Custodian with such missing documents or cure such defect, breach or default, in all material respects or (b), within 90 days of such discovery or receipt of such notice, either repurchase the affected Subsequent Mortgage Loan at the Purchase Price therefor or cause the removal of such Subsequent Mortgage Loan from the Trust Fund (in which case it shall become a Deleted Mortgage Loan) and substitute therefor one or more Substitute Mortgage Loans as defined in the Pooling and Servicing Agreement; provided, however, that any such substitution shall occur within two years of the Subsequent Closing Date.  Notwithstanding the foregoing, if such defect, breach, or default results in a Qualification Defect, or if a Qualification Defect otherwise exists with respect to a Subsequent Mortgage Loan, the Diligence Agent shall cure such defect or repurchase the affected Subsequent Mortgage Loan within 90 days of the Defect Discovery Date.  The Trustee or its designee shall amend the Subsequent Mortgage Loan Schedule to reflect the withdrawal of any Subsequent Mortgage Loan from the terms of this Agreement and the Pooling and Servicing Agreement and the addition, if any, of a Substitute Mortgage Loan.  In order to effect a substitution pursuant to this Section, the Diligence Agent will deliver (i) to the Custodian each of the Mortgage Loan Documents required to be contained in the Mortgage File with respect to the Substitute Mortgage Loan(s) and (ii) if the aggregate Stated Principal Balance on the date of substitution of the Substitute Mortgage Loan(s) is less than the aggregate Stated Principal Balance of the Deleted Mortgage Loan(s) (after application of Scheduled Payment s due in the month of substitution), to the Master Servicer cash in an amount equal to such Substitution Adjustment Amount.  Any repurchase pursuant to this Section shall be accomplished by the delivery into the Master Servicer Custodial Account, on (or determined as of) the last day of the calendar month in which such repurchase is made, of the Purchase Price for the Subsequent Mortgage Loans to be repurchased.

(d)

The obligations of the Diligence Agent and SMF, as applicable, set forth in this Agreement to cure or to repurchase a materially defective Subsequent Mortgage Loan or to substitute a Substitute Mortgage Loan for such Subsequent Mortgage Loan and to indemnify SAXON as provided in this Agreement constitute the sole remedies of SAXON and the Trustee against SMF and the Diligence Agent respecting a defective document in any Mortgage File or Servicer Mortgage Loan File.

SECTION 9.  Servicing.

The Subsequent Mortgage Loans will be serviced by the Servicer under the Pooling and Servicing Agreement.  SMF hereby assigns, sells, transfers and conveys to SAXON all its rights with respect to the servicing of the Subsequent Mortgage Loans.

SECTION 10.  Mandatory Delivery; Grant of Security Interest.  The sale and delivery on the Subsequent Closing Date of the Subsequent Mortgage Loans described in the Subsequent Mortgage Loan Schedule is mandatory, it being specifically understood and agreed that each Subsequent Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate SAXON for the losses and damages incurred by SAXON in the event of SMF’s failure to deliver the Subsequent Mortgage Loans on or before the Subsequent Closing Date.  SMF hereby grants to the Trustee for the benefit of the Certificateholders, a lien on and a continuing first priority security interest in each Subsequent Mortgage Loan and each document and instrument evidencing each such Subsequent Mortgage Loan to secure the performance by SMF of its obligation to deliver such Subsequent Mortgage Loans hereunder.  Subject to Section 8(d) hereof, all rights and remedies of SAXON under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

SECTION 11.  Indemnification.

If SMF breaches its representations, warranties, covenants or obligations set forth herein, SMF shall indemnify and hold harmless SAXON, the Master Servicer, the Custodian, and the Trustee (each, an “Indemnified Party”) from and against any actual loss, damages, penalties, fines, forfeiture, legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, such breach, except to the extent such breach is the result of the Indemnified Party’s failure to fulfill its obligations under this Agreement.  Promptly after receipt by the Indemnified Party of notice of the commencement of any such action, the Indemnified Party will, if a claim in respect thereof is to be made against SMF under this Section, notify SMF in writing of the commencement thereof, but the omission so to notify SMF will not relieve SMF from any liability hereunder unless such omission materially prejudices the rights and positions of SMF.  In case any such action is brought against the Indemnified Party and it notifies SMF of the commencement thereof, SMF will be entitled to participate therein, and to assume the defense thereof, with counsel satisfactory to the Indemnified Party, and after notice from SMF to the Indemnified Party of its election so to assume the defense thereof, SMF will not be liable to the Indemnified Party under this Section for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of such investigation.

SECTION 12.  Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by telecopier, telex or telegraph and confirmed by a similar mailed writing, as follows:

(a)

If to SAXON:

Saxon Asset Securities Company

4951 Lake Brook Drive

Glen Allen, Virginia 23060

Attention:  President

(b)

If to SMF:

Saxon Merrill Credit Facility, Inc.

4951 Lake Brook Drive

Glen Allen, Virginia 23060

Attention:  President

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

SECTION 13.  Severability of Provisions.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Subsequent Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 14.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 15.  Agreement of SMF.  SMF agrees to execute and deliver such instruments and take such actions as SAXON or the Trustee may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including, without limitation, the execution and filing of any UCC financing statements to evidence the interests of SAXON and any of its transferees in the Subsequent Mortgage Loans and other assets assigned to the Trust.

SECTION 16.  Survival.  SMF agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by SAXON, notwithstanding any investigation heretofore or hereafter made by SAXON or on SAXON’s behalf, and that the representations, warranties and agreements made by SMF herein or in any such certificate or other instruments shall survive the delivery of and payment for the Subsequent Mortgage Loans.

SECTION 17.  Assignment.  SMF hereby acknowledges that SAXON will assign all its rights hereunder (except SAXON’s rights set forth in Section 11) to the Trustee.  SMF agrees that, upon the execution of the Pooling and Servicing Agreement, the Trustee will have all such rights and remedies provided to SAXON hereunder (except those rights of SAXON set forth in Section 11) and this Agreement will inure to the benefit of the Trustee.  The Master Servicer, the Custodian, the Paying Agent and the Certificate Registrar for purposes of Section 11, and the Trustee for all purposes, shall constitute not only an assignee of SAXON’s rights in accordance with this Section but also intended third party beneficiaries of this Agreement.

SECTION 18.  Miscellaneous.

(a)

This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(b)

Any person into which SMF may be merged or consolidated or any person resulting from a merger or consolidation involving SMF or any person succeeding to the business of SMF shall be considered the successor of SMF hereunder, without the further act or consent of either party.  Except as provided in Section 17 and the preceding sentence, this Agreement may not be assigned, pledged or hypothecated by any party without the written consent of each other party to this Agreement.

(c)

This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

(d)

[Reserved].

(e)

It is the express intent of the parties hereto that the conveyances of the Subsequent Mortgage Loans by SMF to SAXON as contemplated by this Agreement be construed as a sale of the Subsequent Mortgage Loans by SMF to SAXON.  It is, further, not the intention of the parties that such conveyances be deemed a pledge of the Subsequent Mortgage Loans by SMF to SAXON or any assignee of SAXON, including, but not limited to, the Trustee, to secure a debt or other obligation of SMF.  Nevertheless, if, notwithstanding the intent of the parties, the Subsequent Mortgage Loans are held to be property of SMF then (i) this Agreement shall also be deemed to be a security agreement within the meaning of Article 9 of the Virginia Uniform Commercial Code and the Uniform Commercial Code of any other state as necessary; (ii) the conveyances provided for herein shall be deemed to be a grant by SMF to SAXON of a security interest in all of SMF’s right, title and interest in and to the Subsequent Mortgage Loans and all amounts payable by the holder of the Subsequent Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities, or other property, including without limitation, all amounts from time to time held or invested in the Master Servicer Custodial Account, the Collection Account, the Distribution Account or any other account established under the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (iii) the conveyances provided for herein shall be deemed to be a grant by SMF to SAXON of a security interest in all of SMF’s right, title and interest in and to the Pooling and Servicing Agreements with respect to the Subsequent Mortgage Loans and all insurance policies relating to the Subsequent Mortgage Loans; (iv) the possession by SAXON or its agents of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or tangible chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 8.9A-313 of the Virginia Uniform Commercial Code; and (v) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of SAXON for the purpose of perfecting such security interest under applicable law.  Any assignment of the interest of SAXON pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. SMF and SAXON shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement is deemed to create a security interest in the Subsequent Mortgage Loans, such security interest will be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

(f)

SMF shall not file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law against SAXON so long as any debt instrument issued by SAXON is outstanding and for one year and one day thereafter.

IN WITNESS WHEREOF, the parties hereto have caused this SMF Subsequent Sales Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

SAXON ASSET SECURITIES COMPANY

By: /s/ Ernest G. Bretana

Ernest G. Bretana

Vice President

SAXON MERRILL FACILITY, INC.

By:/s/ Robert B. Eastep

Robert B. Eastep

Vice President and Controller

Solely for purposes of Section 8,
accepted and agreed to by:

SAXON MORTGAGE, INC.

By: /s/ Robert B. Eastep

Robert B. Eastep

Principal Financial Officer, Senior Vice
President and Controller

The Custodian, on behalf of the Trust, acknowledges receipt from Saxon of the Subsequent Mortgage Loans together with the Trustee Mortgage Loan Files and other documents maintained as part of the related Trustee Mortgage Loan Files and the Trustee acknowledges that it has directed the Paying Agent to withdraw $684,245.01 from the Pre-Funding Account, consisting of $684,245.01 from the Group I Pre-Funded Amount, $0 from the Group II Pre-Funded Amount and $0 from the Group III Pre-Funded Amount.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:  /s/ Barbara Campbell

Name: Barbara Campbell

Title: Assistant Secretary

By: /s/ Ronaldo Reyes

Name: Ronaldo Reyes

Title: Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian

By:  /s/ Barbara Campbell

Name: Barbara Campbell

Title: Assistant Secretary

By:   /s/ Ronaldo Reyes

Name: Ronaldo Reyes

Title: Associate

SCHEDULE I

EXHIBIT A TO THE SMF SUBSEQUENT SALES AGREEMENT

BILL OF SALE

BILL OF SALE made on March 31, 2003, by Saxon Merrill Facility, Inc., a Virginia corporation (“SMF”), to Saxon Asset Securities Company, a Virginia corporation (“SAXON”).

WHEREAS, SMF and SAXON are parties to a sales agreement, dated March 31, 2003 (the “SMF Subsequent Sales Agreement”), with respect to the sale by SMF and purchase by SAXON of mortgage loans (the “Subsequent Mortgage Loans”); and

WHEREAS, SAXON intends to transfer the Subsequent Mortgage Loans and certain other assets to Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as trustee for Saxon Asset Securities Trust 2003-1 (the “Trust”) established pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2003 (the “Pooling and Servicing Agreement”), among SAXON, Saxon Mortgage, Inc., as master servicer (the “Master Servicer”), Saxon Mortgage Services, Inc., as Servicer (the “Servicer”), and the Trustee.

NOW THEREFORE, SMF, for and in consideration of the purchase price set forth in the SMF Subsequent Sales Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, does hereby bargain, sell, convey, assign and transfer to SAXON, without recourse, free and clear of any liens, claims or other encumbrances, all its right, title and interest in and to each of the Subsequent Mortgage Loans identified on Schedule I to the SMF Subsequent Sales Agreement, together with the Mortgage Loan Documents and other documents maintained as part of the related Mortgage Files and Servicer Mortgage Loan Files and all payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing.

SMF hereby acknowledges receipt from SAXON of cash in the amount of $684,245.01, which cash constitutes the purchase price for the Subsequent Mortgage Loans as set forth in Section 2(a) of the SMF Subsequent Sales Agreement.

Nothing in this Bill of Sale shall be construed to be a modification of, or limitation on, any provision of the SMF Subsequent Sales Agreement, including the representations, warranties and agreements set forth therein except that SMF, as of the date hereof, makes the following additional representations and warranties to SAXON concerning the Subsequent Mortgage Loans.

(a)

All the representations and warranties made by SMF in the SMF Subsequent Sales Agreement are true and correct in all material respects as of the date hereof (subject, in the case of Schedule I delivered pursuant to the SMF Subsequent Sales Agreement, to such amendments thereto as were duly made on or before the date hereof).

(b)

Since the date of the SMF Subsequent Sales Agreement, no event has occurred which, with notice or the passage of time, would constitute a default under the SMF Subsequent Sales Agreement, and there has been no material adverse change or development involving a prospective material adverse change in the business operations, financial condition, properties or assets of SMF.

Unless otherwise defined herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the SMF Subsequent Sales Agreement, or if not assigned in the SMF Subsequent Sales Agreement, the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, SMF has caused this Bill of Sale to be executed and delivered by its officer thereunto duly authorized as of the date above written.

SAXON MERRILL FACILITY, INC.

By:

SAXON hereby acknowledges receipt from SMF of the Subsequent Mortgage Loans identified on Schedule I to the SMF Subsequent Sales Agreement, subject to its right of inspection set forth in Section 3 of the SMF Subsequent Sales Agreement.

SAXON ASSET SECURITIES COMPANY

By:

Ernest G. Bretana

Vice President

EXHIBIT B TO THE SMF SUBSEQUENT SALES AGREEMENT

REPRESENTATIONS AND WARRANTIES OF DILIGENCE AGENT

Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the SMF Subsequent Sales Agreement, or if not assigned in the SMF Subsequent Sales Agreement, the Pooling and Servicing Agreement.

The Diligence Agent represents and warrants with respect to the Subsequent Mortgage Loans being conveyed by Saxon Merrill Facility, Inc. (“SMF”) to SAXON (for purposes of this Exhibit, the “Subsequent Mortgage Loans”) as follows:

(1)

SMF has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Subsequent Mortgage Loans to SAXON.

(2)

There is no litigation pending or, to SMF’s and the Diligence Agent’s knowledge, threatened against SMF that would reasonably be expected (i) to affect adversely the transfer of the Subsequent Mortgage Loans or the execution, delivery, performance or enforceability of this Agreement or (ii) to have a material adverse effect on the financial condition of SMF.

(3)

With respect to each Subsequent Mortgage Loan, SMF has not acted (i) to modify the Subsequent Mortgage Loan in any material respect, (ii) to satisfy, cancel or subordinate the Subsequent Mortgage Loan in whole or in part, (iii) to release the related Mortgaged Property in whole or in part from the lien of the related Mortgage or (iv) to execute any instrument of release, cancellation, modification or satisfaction of the Subsequent Mortgage Loan, except to the extent reflected in the Loan File.

(4)

SMF has not assigned any interest or participation in the Subsequent Mortgage Loans other than to SAXON (or, if any such interest or participation has been assigned, it will be released upon conveyance to SAXON).  On the date of conveyance, SMF will be the sole owner of, and will have good and marketable title to, the Subsequent Mortgage Loans, subject to no prior lien, mortgage, security interest, pledge, charge or other encumbrance, except any lien to be released concurrently with the purchase by SAXON of the Subsequent Mortgage Loans.

(5)

With respect to each Subsequent Mortgage Loan, SMF is in possession of each of the Mortgage Loan Documents required to be included in the Mortgage File and the Servicer Mortgage Loan File, except for such documents as have been delivered to SAXON (or its designee) or the Servicer.

(6)

The transfer, assignment and conveyance of the Mortgage Notes and the Security Instruments by SMF pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(7)

Each of the Subsequent Mortgage Loans was underwritten in accordance with the standards described in the Prospectus Supplement.

(8)

The full principal amount of the Subsequent Mortgage Loans has been advanced to the Borrowers or advanced according to the direction of the Borrowers.  The Borrowers have no option under the Security Instruments to borrow additional funds secured by the Security Instruments.  The Stated Principal Balances of the Subsequent Mortgage Loans are as represented by SMF to SAXON and are fully secured by the Security Instruments.

(9)

All Mortgage Loan documentation, Subsequent Mortgage Loan submission documentation and purchase documentation that have been submitted are, to the best of SMF’s and the Diligence Agent’s knowledge, complete and accurate and have been completed, executed and delivered in the form and manner as specified in the underwriting guidelines of Saxon Mortgage, Inc. in effect as of the date hereof.  Each Mortgage Note delivered to SAXON or its custodian is the original Mortgage Note and is the only Mortgage Note evidencing the related Subsequent Mortgage Loan that has been manually signed by the Borrower except in those instances where a Lost Note Affidavit has been delivered to SAXON or its custodian.  As of the date hereof, neither the Diligence Agent nor SMF has knowledge of any default, breach, violation or event of acceleration existing under any of the Mortgage Loan Documents transferred to SAXON or any event that with notice and expiration of any grace or cure period would result in a default, breach, violation or event of acceleration.  SMF has not waived any event of default or breach, violation or event of acceleration.

(10)

All improvements located on each Mortgaged Property lie within the boundary lines of the related Mortgaged Property.  There are no violations of applicable zoning laws or regulations.

(11)

Each ARM Loan conforms, if applicable, to its stated Initial Note Rate, Index, Gross Margin, Interest Rate Change Dates, Index Value Dates, Payment Change Dates, Maximum Lifetime Note Rate, Periodic Rate Cap, Periodic Payment Cap, first Interest Rate Change Date, Initial Periodic Rate Cap, Initial Periodic Payment Cap, any pre-payment penalty, Minimum Gross Margin, and Minimum Lifetime Note Rate.  Each ARM Loan has been serviced pursuant to prudent servicing standards and Fannie Mae or Freddie Mac standards.  Installments of principal and interest are subject to change due to adjustments to the Note Rates, with interest calculated and payable in arrears, and are sufficient to amortize each Subsequent Mortgage Loan fully by the stated maturity date, over an original term of thirty years from commencement of amortization.  All provisions for the adjustment of Note Rates comply with state and federal law and the terms of the Mortgage Note.

(12)

Upon default by a Borrower on a Subsequent Mortgage Loan and the subsequent foreclosure on the Mortgaged Property pursuant to proper procedures, the holder of the Subsequent Mortgage Loan will be able to deliver “Good and Merchantable Title” to the Mortgaged Property underlying that Subsequent Mortgage Loan, except to the extent that the enforceability of remedies against such Borrower may be subject to applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity.  There is no homestead exemption or other defense available to the Borrower that would prevent the sale of the Mortgaged Property at a trustee’s sale or impair the right of foreclosure.

(13)

Each Subsequent Mortgage Loan is an “obligation principally secured by an interest in real property” within the meaning of Treas. Reg. §1.860G-2(a).

(14)

No Mortgage Note is secured by any collateral except the lien of the corresponding Security Instrument.

(15)

No Subsequent Mortgage Loan is a graduated payment mortgage loan and no Subsequent Mortgage Loan has a shared appreciation or other contingent interest feature.

(16)

In connection with the origination and servicing of each Subsequent Mortgage Loan, all applicable federal, state and local laws and regulations including but not limited to consumer credit, equal credit opportunity, real estate settlement procedures, truth-in-lending and usury, have been complied with by SMF and the entity from whom SMF purchased such Subsequent Mortgage Loans.  All levied assessments not part of the general tax bill have been paid in full before or at closing of each Subsequent Mortgage Loan.

(17)

Neither SMF nor the Diligence Agent has knowledge of any relief requested or allowed to any Borrower under the Soldiers’ and Sailors’ Civil Relief Act of 1940.

(18)

All information regarding the Subsequent Mortgage Loans that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Subsequent Mortgage Loan and of which SMF or the Diligence Agent is aware has been provided by SMF to SAXON.

(19)

All amounts, with respect to the Subsequent Mortgage Loans, received after the Subsequent Cut Off Date and to which SMF is not entitled will be deposited into the Collection Account.

(20)

SMF did not use adverse selection procedures in selecting the Subsequent Mortgage Loans to be sold to SAXON.

(21)

There is in effect with respect to each Subsequent Mortgage Loan so identified on Schedule I a policy of Primary Mortgage Insurance issued by the mortgage insurance company specified therein; all the information set forth in Schedule I is true and correct.

(22)

The information set forth in Schedule I is true and correct in all material respects as of the Subsequent Cut Off Date.

(23)

The consideration received by SMF upon the sale of the Subsequent Mortgage Loans constitutes fair consideration and reasonably equivalent value for the Subsequent Mortgage Loans.

(24)

SMF is not, and does not expect with the passage of time to become, insolvent or bankrupt.  The sale of the Subsequent Mortgage Loans will not cause SMF to become insolvent and is not undertaken with the intent to hinder, delay or defraud any of SMF’s creditors.

(25)

SMF intends to relinquish all rights to possess, control and monitor the Subsequent Mortgage Loans.  SMF will have no right to modify or alter the terms of the Subsequent Mortgage Loans.

(26)

As of the date hereof, no Borrower is subject to bankruptcy or insolvency proceedings, and, to the best of SMF’s and the Diligence Agent’s knowledge, the filing of a bankruptcy or insolvency proceeding that would result in such Subsequent Mortgage Loan becoming subject to bankruptcy or insolvency proceedings is not imminent.  As of the date hereof, no property securing a Subsequent Mortgage Loan is subject to foreclosure proceedings, and, to the best of SMF’s and the Diligence Agent’s knowledge, the commencement of foreclosure proceedings, with respect to property securing a Subsequent Mortgage Loan, is not imminent.

(27)

Each Security Instrument securing a Subsequent Mortgage Loan has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

(28)

Each Security Instrument securing a Subsequent Mortgage Loan has been duly recorded in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property are located, or an Opinion of Counsel has been obtained to the effect that no recording or filing is necessary in order to make effective the lien and security interest intended to be created thereby.

(29)

If the Security Instrument securing a Subsequent Mortgage Loan does not name SMF or the Custodian as the holder, then a valid and recordable Assignment assigning to SMF or the Custodian the Security Instrument underlying the Subsequent Mortgage Loan has been duly recorded in the appropriate governmental recording office for the jurisdiction in which the Mortgaged Property are located, and SMF has delivered to SAXON the original copy of such Assignment with appropriate evidence that such Assignment has been duly recorded or a copy of the original Assignment together with a certificate from an Officer of SMF or the loan originator from which SMF purchased the Subsequent Mortgage Loan certifying that such Assignment has been recorded in the appropriate governmental recording office, but that such recorded Assignment has not been returned to SMF; provided, however, that such Assignment shall not be required to have been recorded if an Opinion of Counsel shall have been obtained to the effect that no recording is necessary in order to make effective the assignment intended to be created thereby.

(30)

A Title Insurance Policy has been issued on a currently prescribed American Land Title Association form (or other acceptable form of Title Insurance Policy) with respect to each Subsequent Mortgage Loan (other than a Junior Mortgage Loan described below), is valid and binding and remains in full force and effect and insures SMF, its successors or assigns as holding a lien for the full principal amount of such Subsequent Mortgage Loan.

(31)

There are no mechanic’s or other liens against the Mortgaged Property that are superior to or equal to the lien of the Subsequent Mortgage Loan, except such liens as are expressly insured against by a Title Insurance Policy.

(32)

A Hazard Insurance Policy is in full force and effect as required by the underwriting guidelines of Saxon Mortgage, Inc. in effect as of the date hereof, and Flood Insurance coverage is in effect if required by such underwriting guidelines in effect as of the date hereof.  Such insurance policies contain a mortgagee clause insuring SMF, its successors and assigns.  If Mortgage Insurance is required, all conditions necessary for the effectiveness thereof have been satisfied, and the Mortgage Insurance is valid and in full force and effect and meets the requirements of such underwriting guidelines in effect as of the date hereof.  Such Mortgage Insurance is the valid and binding agreement of the insurer, and all premiums thereon have been paid when due and sufficient escrow arrangements have been established to provide for future premium payments.  To the best of SMF’s and the Diligence Agent’s knowledge, no events have occurred since the Mortgage Insurance was issued that would reduce the stated coverage of the Mortgage Insurance.

(33)

All taxes, government assessments or municipal charges due and owing have been paid, and sufficient escrow arrangements have been established to make payment thereof in the future.

(34)

There has been no casualty damage to the Mortgaged Property, except such as is expressly referenced in the Appraisal, nor is any condemnation proceeding, either in whole or in part, pending or threatened.

(35)

With respect to a deed of trust, the trustee named in the Mortgage Loan Documents is authorized to serve as such in the applicable jurisdiction.  No fees or expenses are payable by SMF or SAXON to such trustee pursuant to a deed of trust other than any applicable trustee’s expenses incurred after a default.

(36)

An appraisal of each Mortgaged Property was made by an appraiser who either (i) met the minimum qualifications of Fannie Mae or Freddie Mac for appraisers, and each appraisal was completed on a form satisfactory to Fannie Mae and Freddie Mac and includes information concerning comparable property values or (ii) at the time that the appraisal was made, was certified in the state in which the Mortgaged Property are located.

(37)

No Subsequent Mortgage Loan is secured by a leasehold estate except such leasehold estates as are permitted pursuant to the underwriting guidelines of Saxon Mortgage, Inc. in effect as of the date hereof.

(38)

Taking into account the specific characteristics of the various Subsequent Mortgage Loans:  (1)(A) the Servicing Fee Rate for each Subsequent Mortgage Loan and (B) all other amounts such as late charges, prepayment fees, penalty interest, assumption fees or interest earnings (the “Additional Amounts”) that the Servicer and any subservicer retained by the Servicer are entitled to receive, represent a reasonable and customary servicing fee for servicing and other duties required to be performed by the Servicer and the subservicers; and (2) the Servicing Fee and the Additional Amounts will be divided between the Servicer and any subservicers retained by it in such proportions that the amounts retained by the Servicer and each subservicer will represent a reasonable and customary servicing fee for the performance of the Subsequent Mortgage Loan servicing and other duties required to be performed by each of them.

(39)

There is no offset, defense or counterclaim to any Mortgage Note or Security Instrument, including any offset, defense or counterclaim that would excuse or lessen the obligation of the Borrower to pay the unpaid principal or interest on such Mortgage Note.

(40)

Less than 1.0% of the Subsequent Mortgage Loans were more than 30 days delinquent as of March 26, 2003, and no Subsequent Mortgage Loan was 60 days or more delinquent as of such date.

(41)

All of the Subsequent Mortgage Loans in Group I are secured by second liens.

(42)

The Security Instrument with respect to certain of the Subsequent Mortgage Loans contains a provision for the acceleration of the payment of the unpaid principal balance of such Subsequent Mortgage Loans if the related Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder, at the option of the Mortgagee.  This provision provides that the Mortgagee cannot exercise its option if either (i) the exercise of such option is prohibited by federal law or (ii) (A) the Borrower causes to be submitted to the Mortgagee information required by the Mortgagee to evaluate the intended transferee as if a new loan were being made to such transferee and (B) the Mortgagee reasonably determines that the Mortgagee’s security will not be impaired by the assumption of such Subsequent Mortgage Loan by the transferee and that the risk of breach of any covenant or agreement in the Mortgage Loan Documents is acceptable to the Mortgagee.  To the best of SMF’s and the Diligence Agent’s knowledge, such provisions are enforceable.

(43)

To the best of SMF’s and the Diligence Agent’s knowledge, no funds provided to a borrower from a Junior Mortgage Loan were concurrently used as a down payment for a first Subsequent Mortgage Loan.

(44)

With respect to each Junior Mortgage Loan: (a) the indebtedness secured by the related prior lien requires equal monthly payments and does not provide for a balloon payment; (b) at the time of origination, the related prior lien was not more than 30 days delinquent; (c) either (i) no consent for the making of such Junior Mortgage Loan was required by the holder of the related prior lien or (ii) such consent was obtained and has been delivered to the Trustee; and (d) SMF has not received, and neither SMF nor the Diligence Agent is aware of, a notice of default of any senior mortgage loan which has not been cured.

(45)

Each Junior Mortgage Loan had a combined loan-to-value ratio not greater than 100%; for the purpose of calculating the combined loan-to-value ratio, the maximum principal of any mortgage loan providing for negative amortization was used.

(46)

None of the Subsequent Mortgage Loans is a retail installment contract for goods or services or a home improvement loan for goods or services, which are either “consumer credit contracts” or “purchase money loans” as such terms are defined in 16 CFR 433.1.

(47)

[Reserved].

(48)

[Reserved].

(49)

None of the Subsequent Mortgage Loans is subject to the Georgia Fair Lending Act, or constitutes a “high cost home loan” or “predatory loan” as defined in the New York City Council Predatory Lending Ordinance (as such term is defined in the Prospectus Supplement), or in any respect fails to comply therewith.

(50)

Each Subsequent Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws.